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                                                                       EXHIBIT 1

                                ESCROW AGREEMENT

         THIS ESCROW AGREEMENT (this "Escrow Agreement") is made as of February 10, 2003 by and among BTSL TECHNOLOGIES LIMITED, an Irish limited liability company ("BTSL"), CONSOLIDATED RESOURCES GROUP, INC., a Florida corporation ("CSRG"), and AKERMAN SENTERFITT (the "Escrow Agent"). Each of BTSL, CSRG and the Escrow Agent is referred to sometimes herein, individually, as a "Party" and, collectively, as the "Parties." Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Agreement (as defined below).

                                    RECITALS

         A. BTSL and CSRG are parties to that certain Agreement dated as of the date hereof (the " Agreement").

         B. Pursuant to the terms of the Agreement, certificates representing an aggregate of 6,467,161 shares of common stock, par value $.001 per share (the "CSRG Common Stock"), of CSRG, along with executed blank stock powers, shall be held in escrow pursuant to the terms hereof (the "Escrow Property"). The Escrow Property shall be made up of two parts. Certificates representing an aggregate of 2,467,161 shares of CSRG Common Stock, along with executed blank stock powers, shall constitute the "Initial Escrow Property" and certificates representing an aggregate of 4,000,000 shares of CSRG Common Stock, along with executed blank stock powers, shall constitute the "Second Escrow Property."

         NOW, THEREFORE, in consideration of the foregoing Recitals and the covenants and conditions set forth below, the Parties hereto agree as follows:

         1. Certain Defined Terms. As used in this Escrow Agreement, the following terms shall have the following meanings:

                  "Escrow Parties" means the Parties other than the Escrow
                  Agent.

                  "Escrow Property" has the meaning set forth in the Recitals.

                  "Initial Escrow Property" has the meaning set forth in the Recitals.

                  "Party" or "Parties" has the meaning set forth in the introduction.

                  "Person" means any natural person or entity of any kind, including, but not limited to, a corporation, a limited liability company, a partnership or an association.

                  "Second Escrow Property" has the meaning set forth in the Recitals.

         2. Recitals. The Recitals are incorporated herein by reference and made a part of this Escrow Agreement.


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         3.       Escrow Agent. BTSL and CSRG hereby designate and appoint
Escrow Agent to act as escrow agent in accordance with the terms and conditions of this Escrow Agreement, and Escrow Agent hereby accepts such designation and appointment.

         4.       Escrow Property.

                  (a) Deposit of Escrow Property. Concurrently with the execution and delivery of this Agreement, BTSL shall deliver or cause to be delivered to the Escrow Agent, in accordance with the terms of the Agreement, the Escrow Property to be held and disbursed in accordance with the terms hereof. The Escrow Agent will not distribute any of the Escrow Property except as and in the manner expressly provided for in this Escrow Agreement.

                  (b) Rights to Escrow Property. Except as expressly provided herein, none of the Escrow Parties shall have any right, title or interest in or possession of any of the Escrow Property, until released pursuant to the terms hereof. Therefore, none of the Escrow Parties shall have the ability to pledge, convey, hypothecate or grant a security interest in any portion of the Escrow Property until disbursed pursuant to the terms hereof, and until such disbursement, the Escrow Agent shall be in sole possession of the Escrow Property and will not act or be deemed to act as custodian for any party for purposes of perfecting a security interest therein. Accordingly, no Person shall have any right to have or to hold any of the Escrow Property as collateral for any obligation and no Person shall be able to obtain a security interest in any assets (tangible or intangible) contained in or relating to any of the Escrow Property.

                  (c) Security Interests in Escrow Property. It is the intent of BTSL and CSRG that each of their respective interests in the Escrow Property is merely a contingent right to payment and that neither a voluntary nor involuntary case under any applicable bankruptcy, insolvency or similar law nor the appointment of a receiver, trustee, custodian or similar official in respect of BTSL or CSRG shall increase its respective interest in the Escrow Property or affect, modify, convert or otherwise change the contingent nature of its respective right to receipt of the Escrow Property in accordance with the terms of this Escrow Agreement.

         5. Claims; Release of Escrow Property. The Escrow Property shall be held and disposed of by the Escrow Agent for the benefit of BTSL and CSRG, as the case may be, as follows:

                  (a) Receipt of Cash Payment. CSRG shall pay the Cash Payment as provided in the Agreement by wire transfer of immediately available funds to an account designated by the Escrow Agent. Promptly upon receipt of any funds constituting a portion of the Cash Payment, the Escrow Agent shall distribute such funds by wire transfer of immediately available funds to an account designated by BTSL. None of the Cash Payment shall constitute Escrow Property under this Escrow Agreement.

                  (b) Release of Initial Escrow Property. There shall be no release at any time of only a portion of the Initial Escrow Property. The Escrow Agent shall not be required to seek to change the registration of the shares of CSRG Common Stock included in the Escrow Property and at all times while held by the Escrow Agent such shares shall be registered in the same name as that in which they were registered upon delivery to the Escrow Agent. The


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Escrow Agent shall be required, subject to this Section 5(b), to release the
Initial Escrow Property (i) if each part of the Cash Payment has been received within five days of the respective date provided in the Agreement, as directed by a letter in writing executed by CSRG, or (ii) if each part of the Cash Payment has not been received within five days of the respective date provided in the Agreement, as directed by a letter in writing executed by BTSL; provided, however, that, notwithstanding anything in this Escrow Agreement to the contrary, if the Escrow Agent has not received a letter from either CSRG or BTSL, as the case may be, on or before 5:00 p.m. on May 10, 2003, then, at any time thereafter, Escrow Agent may deposit the Initial Escrow Property with a court of competent jurisdiction and request a final determination by such court as to how the Initial Escrow Property shall be released, which determination shall be binding upon BTSL and CSRG; further, provided, that any costs and expenses borne by Escrow Agent as a result of such proceedings shall be reimbursed by the Escrow Parties. Each of BTSL and CSRG, simultaneous with their delivery of letters to the Escrow Agent under this Section 5(b), shall send copies of such letters to the other Escrow Party. Notwithstanding anything to the contrary in this Section 5(b), the Escrow Agent shall not release any of the Initial Escrow Property if it receives an objection in writing executed by the other Escrow Party objecting to such release within five business days of the Escrow Agent's receipt of the letter executed by BTSL or CSRG, as the case may be, requesting such release. If the Escrow Agent does receive such an objection, the Escrow Agent shall resign as Escrow Agent pursuant to Section 6(h) hereof.

                  (c) Second Escrow Property. If the Initial Escrow Property is released pursuant to Section 5(b)(ii), then the Second Escrow Property shall at the same time also be released as directed by a letter in writing executed by BTSL. If the Initial Escrow Property is released pursuant to
Section 5(b)(i), then (i) upon receipt of a letter in writing executed by BTSL and certifying that some or all of the BTSL Options (as defined in the Agreement) have been exercised, such number of shares of CSRG Common Stock, along with executed blank stock powers for such shares, as may be deliverable by BTSL pursuant to such exercised BTSL Options, shall be released as directed in such letter executed by BTSL; and (ii) to the extent any of the Second Escrow Property continues to be held by the Escrow Agent as of 5:00 p.m. on December 31, 2004, all such remaining Second Escrow Property shall be released as directed by a letter in writing executed by CSRG. There is no limitation as to how many times portions of the Second Escrow Property may be released under
Section 5(c)(i).

                  (d) Court Order. Notwithstanding anything in this Escrow Agreement to the contrary, the Escrow Agent may release at any time any or all of the Escrow Property pursuant to an order from a court of competent jurisdiction.

                  (e) No Further Obligations. Upon the release by Escrow Agent of all of the Escrow Property in accordance with the terms of Sections 5(b), 5(c) and 5(d) all of Escrow Agent's obligations under this Escrow Agreement shall terminate and Escrow Agent shall not have any further liabilities or obligations to any of the Escrow Parties.

         6. Escrow Agent's Duties. The Escrow Parties understand and agree that:

                  (a) All Duties. This Escrow Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent.


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                  (b)      No Liability; Indemnification. The Escrow Agent shall
not be liable in connection herewith except to the extent of its proven willful misconduct or gross negligence. The Escrow Parties shall jointly and severally indemnify and hold harmless the Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys fees and disbursements, arising out of and in connection with this Escrow Agreement; provided, however, that in the event of a dispute between the Escrow Parties, the non-prevailing party shall indemnify and hold the prevailing party harmless against any and all costs and expenses (including reasonable attorneys fees) incurred by the prevailing party pursuant to the provisions hereof.

                  (c) Reliance by Escrow Agent. The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any Person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

                  (d) Advice of Counsel. The Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Escrow Agreement and shall not be liable for any action taken or omitted in accordance with such advice. The Escrow Agent shall be under no duty to monitor performance by any party of its or his obligations under any agreement.

                  (e) Interest in Property. The Escrow Agent does not have any interest in the Escrow Property deposited hereunder but is serving as escrow holder only and having only possession thereof. Escrow Agent shall have no tax reporting duties with respect to the Escrow Property or interest thereon, such duties being the responsibility of the party or parties which receive, or have the right to receive, any taxable income hereunder. Notwithstanding the foregoing, Escrow Agent has the authority to comply with the provisions of
Section 468B(g) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder. Such authority shall include, without limitation, (i) the filing of tax returns (including information returns) with respect to the Escrow Property, (ii) the payment of any tax, interest or penalties imposed thereon, (iii) the withholding of any amounts which are required to be withheld and (iv) the payment over of such withheld amounts to the appropriate taxing authority. The Escrow Parties shall provide the Escrow Agent with all information necessary to enable Escrow Agent to comply with the foregoing. The Escrow Parties shall equally pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrow Property incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent from any amounts that it is obligated to pay in the way of such taxes. This Section 6 shall survive notwithstanding any termination of this Escrow Agreement or the resignation of the Escrow Agent.

                  (f) No Representations. The Escrow Agent makes no representation as to the validity, value or genuineness of any security or other document or instrument held by or delivered to it. The Escrow Agent shall have no liability for the loss of value of any Escrow Property.


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                  (g)      No Advice Required. The Escrow Agent, in its role as
such, shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

                  (h) Resignation of Escrow Agent. The Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Property to any successor Escrow Agent jointly designated by BTSL and CSRG in writing, or to any court of competent jurisdiction, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Escrow Agreement. The resignation of the Escrow Agent will take effect on the earlier of (1) the appointment of a successor (including a court of competent jurisdiction) or (2) the day which is 10 days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time the Escrow Agent has not received a designation of a successor Escrow Agent, the Escrow Agent's sole responsibility after that time shall be
(i) to safe keep the Escrow Property until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other Parties hereto or a final order of a court of competent jurisdiction or (ii) to deliver the Escrow Property to a court of competent jurisdiction.

                  (i) Reimbursement. The Escrow Parties jointly and severally agree to equally reimburse the Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by the Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements to its counsel which may include lawyers from its own firm at their standard rates).

                  (j) No Agreements. The Escrow Agent is not a party to, and is not bound by, any agreement referred to herein or by any other agreement among or between the other parties hereto or their respective heirs, administrators, successors or assigns.

                  (k) No Assignment Binding. Subject to Section 16 hereof, no assignment of the interest of any of the Escrow Parties or their successors shall be binding upon the Escrow Agent unless and until written evidence of such assignment in form satisfactory to the Escrow Agent shall be filed with and accepted by the Escrow Agent.

                  (l) Duty of Care. The Escrow Agent shall exercise the same degree of care toward the Escrow Property as it exercises towards its own similar property or similar property held in escrow for the account of others (whichever degree of care is higher), and shall not be held to any higher standard of care under this Escrow Agreement.

                  (m) Refraining from Actions; etc. If the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions from any Escrow Party which, in the opinion of the Escrow Agent, are in conflict with any of the provisions of this Escrow Agreement, the Escrow Agent shall be entitled to refrain from taking any action until it shall be directed otherwise by a letter in writing executed by both BTSL and CSRG and may at any time in its sole discretion, deposit the Escrow Property with a court for determination by such court of the proper disposition of the Escrow Property, in accordance with Section 9 below.


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         7.       Notices. Any notices, demands or other communication given in connection herewith shall be in writing and be deemed given (i) when personally delivered, or (ii) three days after being deposited for delivery with a recognized international courier, such as FedEx or DHL, with directions to deliver within three days, and addressed or sent, as the case may be, to the address set forth below or to such other address as such Party may designate in accordance herewith:

         When BTSL is the intended recipient:

                  BTSL Technologies Limited
                  Suite 2127, Lagan House
                  Custom House Square
                  IFSC
                  Dublin 1
                  Ireland
                  Attn:  Padraic Maloney

         with a copy to:

                  J. Thomas Cookson, Esq.
                  Akerman Senterfitt
                  One S.E. 3rd Avenue
                  28th Floor
                  Miami, FL 33131-1714

         When CSRG is the intended recipient:

                  Consolidated Resources Group, Inc.
                  975 South Congress Avenue, Suite 102
                  Delray Beach, FL  33445
                  Attn: Joseph R. Bergmann

         With a copy to:

                  John C. Osberger, Esq.
                  5701 N.W. 107th Avenue
                  Coral Springs, Florida  33065

         When the Escrow Agent is the intended recipient:

                  J. Thomas Cookson, Esq.
                  Akerman Senterfitt
                  One S.E. 3rd Avenue
                  28th Floor
                  Miami, FL 33131-1714

         8. Governing Law; Venue. THIS ESCROW AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS



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OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR
CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF FLORIDA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF FLORIDA TO BE APPLIED.

         9. Jurisdiction and Venue. The Parties to this Escrow Agreement agree that any and all actions arising under or in respect of this Escrow Agreement shall be litigated exclusively in any federal or state court of competent jurisdiction located in the County of Miami-Dade, State of Florida. By execution and delivery of this Escrow Agreement, each party to this Escrow Agreement irrevocably submits to the personal and exclusive jurisdiction of such courts for itself and in respect of its property with respect to such action. Each party to this Escrow Agreement agrees that venue would be proper in any of such courts, and hereby waives any objection that any such court is an improper or inconvenient forum for the resolution of any such action. The Parties further agree that the mailing by certified or registered mail, return receipt requested, to the addresses specified for notice in this Escrow Agreement, of any process or summons required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court.

         10. Entire Agreement. This Escrow Agreement and the agreements referred to herein constitute the entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.

         11. Amendments and Waivers. No supplement, modification or amendment of this Escrow Agreement, or of any covenant, condition or limitation herein contained, shall be valid unless made in writing and executed by the Parties hereto. No waiver of any covenant, condition, or limitation herein contained shall be valid unless made in writing and executed by the party making the waiver. Any such waiver shall be effective only to the extent specifically set forth in such written instrument. Neither the exercise (from time to time and at any time) by a Party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a Party shall be deemed to be a waiver of any other right, power or remedy of such Party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

         12. Multiple Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         13. Severability. If any one or more of the provisions contained in this Escrow Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Escrow Agreement or any other such instrument.


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         14.      No Conflict. Notwithstanding anything in this Escrow Agreement to the contrary, the Parties hereto hereby agree that the fact that Akerman Senterfitt has acted as Escrow Agent hereunder shall not preclude the Escrow Agent or any member or employee of such firm from providing legal representation to BTSL in connection with any matter, including any matter arising from, or in any way connected with, the transactions contemplated by this Escrow Agreement, the Agreement or any transactions contemplated hereby or thereby. CSRG acknowledges that Akerman Senterfitt has acted as counsel to BTSL in connection with the Agreement and the transactions contemplated thereby.

         15. Waiver of Jury Trial. To the full extent permitted by law, each of the Parties hereto hereby knowingly, voluntarily and intentionally waives any right it may have to a trial by jury in respect to any litigation based hereon, or arising out of, under or in connection with this Escrow Agreement, or any course of conduct, course of dealing, statements (whether oral or written) or actions of any party hereto. This provision is a material inducement for the Escrow Agent to enter into this Escrow Agreement.

         16. Successors and Assigns. None of the Escrow Parties shall assign or agree to assign or grant to any other party any rights under this Escrow Agreement, including without limitation any rights in or to the Escrow Property, without the prior written consent of the other Parties hereto, and this Escrow Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

         17. Specific Performance. The obligations of the Escrow Parties are unique in that time is of the essence, and any delay in performance hereunder by any party will result in irreparable harm to the other Parties hereto. Accordingly, any party may seek specific performance and/or injunctive relief before any court of competent jurisdiction, subject to the limitation in
Section 9 hereof, in order to enforce this Escrow Agreement or to prevent violations of the provisions hereof, and no party shall object to specific performance or injunctive relief as an appropriate remedy. The Escrow Agent acknowledges that its obligations, as well as the obligations of the Escrow Parties hereunder, are subject to the equitable remedy of specific performance and/or injunctive relief.

         18. Headings. The headings set forth in this Escrow Agreement have been inserted for convenience of reference only, shall not be considered a part of this Escrow Agreement and shall not limit, modify or affect in any way the meaning or interpretation of this Escrow Agreement.

         19. Rights and Remedies. All rights, powers and remedies afforded to a Party under this Escrow Agreement, by law or otherwise, shall be cumulative (and not alternative) and shall not preclude the assertion, or the seeking by a Party of any other rights or remedies.


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         IN WITNESS WHEREOF, the parties hereto have caused this Escrow
Agreement to be duly executed as of the date first above written.


                                    BTSL TECHNOLOGIES LIMITED, an Irish
                                    limited liability company

                                    By:    /s/ Padraic Maloney
                                           -----------------------------------
                                    Name:  Padraic Maloney
                                    Title: Director


                                    CONSOLIDATED RESOURCES GROUP, INC.,
                                    a Florida corporation

                                    By:    /s/ Joseph R. Bergmann
                                           -----------------------------------
                                    Name:  Joseph R. Bergmann
                                    Title: President


                                    AKERMAN SENTERFITT

                                    By:    /s/ Robert A. Zinn
                                           -----------------------------------
                                    Name:  Robert A. Zinn
                                    Title: Shareholder



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